Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Jeffrey L. Rutherford
Sr. Vice President & Chief Financial
Officer
LESCO, Inc.
(440) 783-9250

LESCO ANNOUNCES THIRD QUARTER 2004 RESULTS
- Net Sales Grow 3% -

CLEVELAND, Ohio — October 27, 2004 — LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced third quarter results for the period ending September 30, 2004.

Third Quarter 2004 Results

Net sales in the third quarter of 2004 increased 3% to $152.7 million from $147.7 million in the third quarter of 2003. Lawn Care gross sales improved 7% to $112.6 million versus $105.2 million in the year-ago period, while Golf gross sales were down 5% to $40.8 million compared to $42.9 million last year. Total Service Center sales increased 6% to $107.4 million from $101.1 million. Same-store Service Center sales declined 1%, negatively affected by the hurricanes in Florida, where approximately 20% of the Company’s revenue is generated.

“Our same-store sales were positive through the first two months of the quarter, but were impacted in September due to the hurricanes and related storms, which delayed the start of fall grass seeding. Now that the storms are behind us, seed sales are returning to more historic levels, albeit with the associated calendar shift,” stated Michael P. DiMino, President and Chief Executive Officer. “Importantly, our third quarter demonstrated how well we could perform in the face of harsh weather, as we protected both gross profit and operating income margins.”

Gross profit (defined as product margin less distribution costs) increased to 26.7% of net sales, or $40.7 million, compared to $38.7 million, or 26.2% of net sales, in the year-ago quarter. Product margin in the third quarter of 2004 was $52.8 million, or 34.6% of net sales, versus $50.6 million, or 34.3% of net sales, in the third quarter of 2003. Distribution costs for the quarter were $12.1 million, or 7.9% of net sales, compared to $11.9 million, or 8.1% of net sales, for the same period last year. Selling expense in the third quarter of 2004 was $23.5 million, or 15.4% of net sales, versus $20.5 million, or 13.9% of net sales, in the third quarter of 2003. This included new Service Center (i.e., Service Centers opened in 2003 and 2004) selling expense of $2.3 million in 2004 versus $0.8 million in 2003. In the third quarter of 2004, there were 273 Service Centers operating versus 245 in the year-ago period. Excluding new Service Centers, selling expense was $21.2 million versus $19.6 million, and deleveraged as a percentage of net sales by approximately 130 basis points to 14.9% from 13.6%. The majority of the increase year over year was expected and budgeted for Service Center payroll and benefits.

The Company benefited from a $62,000 credit to pre-opening costs in the third quarter of 2004 versus $130,000 in costs during the same period last year. General and administrative expense in the third quarter of 2004 improved to $7.1 million, or 4.6% of net sales, compared to $7.3 million, or 4.9% of net sales, in the same period last year.

By mid November, the Company will complete the relocation of its corporate headquarters from Strongsville, Ohio to downtown Cleveland. The relocation costs are estimated at $7.5 million, with $4.9 million of these charges recorded in the third quarter and the balance to be expensed in the fourth quarter operating results. Beginning in 2005, the financial effect of the relocation is expected to be accretive to earnings on an annual pre-tax basis by approximately $1.0 million.

During the third quarter of 2004, as previously disclosed, the Company incurred losses at its Sebring, FL and Martins Ferry, OH blending facilities due to hurricane activity in Florida and the related rainfall and flooding activity in Ohio. The total estimated damages were $1.4 million.

For the third quarter of 2004, merchant discount/provision for doubtful accounts expense increased to $2.7 million from approximately $0.7 million in the third quarter of 2003, while interest expense decreased to approximately $0.2 million from $1.1 million. These changes, along with an approximately $0.5 million reduction in general and administrative expense, reflect LESCO’s prior sale of its accounts receivable portfolio, the outsourcing of its credit function and the refinancing of its debt agreements.

Earnings before income tax decreased to $1.1 million in the third quarter of 2004 from $9.2 million in the third quarter of 2003. For the third quarter of 2004, the Company reported net income of $1.1 million, or $0.12 per diluted share, compared to net income of $5.7 million, or $0.66 per diluted share, last year.

LESCO’s results on a generally accepted accounting principles (GAAP) basis do not reflect a tax provision related to the Company’s third quarter 2004 earnings before income tax because of the required accounting treatment of LESCO’s deferred tax assets. Excluding the charges for corporate relocation expense and costs related to the hurricane and flood damage, along with a tax provision at a 39% rate, the Company would have reported third quarter 2004 results of $0.50 per diluted share, as depicted on the attached reconciliation.

New Service Centers

The Company opened one Service Center during the third quarter and a total of 26 through the first three quarters of the year. For the third quarter of 2004, the 2004 new Service Centers generated net sales of $5.1 million, and four-wall, pre-tax income of $200,000. The 21 Service Centers opened in 2003 reported net sales of $5.6 million and four-wall, pre-tax income of $480,000 for the third quarter of 2004.

Mr. DiMino continued, “The new Service Centers’ performance has surpassed our expectations and is beginning to contribute to our bottom-line results. The new stores should provide an outstanding return on capital for our shareholders over the long term.”

Strong Balance Sheet

The Company’s third quarter 2004 balance sheet reflects last year’s receivables portfolio sale and credit financing activity, which greatly improved cash flow from operations. Third quarter 2004 cash flow from operations rose to $17.5 million compared to a negative $0.8 million in the same period last year. LESCO also significantly reduced its debt levels, with no revolving bank debt and $5.9 million in long-term debt as of September 30, 2004, compared to $57.9 million and $10.3 million as of September 30, 2003. The Company reported a September 30, 2004 cash and cash equivalent balance of $8.0 million versus $2.9 million at the same time last year.

Mr. DiMino concluded, “We will continue to deploy capital towards expanding our Service Center portfolio, which is proving itself an effective means to achieve long-term earnings growth. At the same time, we will uphold the integrity of our balance sheet by ensuring that only value-enhancing investments are undertaken as we grow our national footprint. We also recognize that more work needs to be done in managing our inventory so that it is better aligned with the seasonal requirements of our customers. This will allow us to source the right products at the right time and further improve our cash flow.”

Nine Months 2004 Results

Net sales for the nine months ended September 30, 2004 increased 5% to $436.9 million, compared with net sales of $414.7 million in the comparable period a year ago. Same-store Service Center sales rose 1%. Gross profit increased to $111.3 million, or 25.5% of net sales, from $102.0 million, or 24.6% of net sales, for the first nine months of 2003. Net income for the nine month period increased to $7.4 million, or $0.82 per diluted share, compared to $6.7 million, or $0.77 per diluted share, for the like period last year. Excluding the relocation expense and the hurricane and flood-related charges and a tax provision at a 39% rate, the Company would have reported year-to-date 2004 results of $0.95 per diluted share, as depicted on the attached reconciliation.

Full Year 2004 Guidance

The Company reiterated guidance for 2004 of full year revenue growth of between 3% to 6%, including a 1%-2% increase in same-store sales. By customer sector, Lawn Care sales are expected to increase 5% to 8% while Golf is anticipated to be flat to down 3%. For the full year, the Company remains comfortable with a diluted EPS range of $0.40-$0.50, excluding the $1.4 million in hurricane and flood-related expenses as well as the estimated $7.5 million in relocation costs.

This outlook is based upon various assumptions, which include industry trends and internal expectations, including, but not limited to the following: 1) the opening of 27 new Service Centers in 2004, 2) product margins in the range of 33.0% to 33.5%, 3) improvement in distribution expense leverage to 8.6% of net sales, 4) selling expense continuing to increase to approximately 17.0% of net sales due to new Service Centers, 5) increased merchant discount expense to approximately 1.7% of net sales related to the outsourcing of the Company’s accounts receivable program, 6) general and administrative expenses down 3% to 4%, 7) average borrowings being $15 million at an effective interest rate cost of approximately 4%, 8) an income tax rate of 39%, 9) no material change in the products or services offered at the

Company’s locations as of September 30, 2004 or in the terms or procedures for offering such products and services; and 10) no material adverse results from any litigation or regulatory proceedings against the Company, either currently existing or that may arise in the future.

Conference Call

The Company will host a conference call and webcast with investors, analysts and other interested parties today at 4:30 PM (Eastern). The live call can be accessed by dialing 1-800-706-7749, passcode 34544274. Participants should allow at least fifteen minutes prior to the commencement of the call to register. The conference call will include a question and answer session.

Additionally, a live webcast will be available to interested parties at www.lesco.com. Participants should allow at least fifteen minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company’s corporate web site where a link will be provided on the “Home” page.

LESCO’s culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the conclusion of the event on LESCO’s web site.

About LESCO, Inc.

LESCO serves more than 130,000 customers worldwide, through 274 LESCO Service Centers®, 72 LESCO Stores-on-Wheels®, the Internet, and other direct sales efforts, all of which are serviced by the support of eight distribution hubs. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in this news release under the heading 2004 Guidance and other statements relating to sales and earnings expectations, new Service Center openings and profitability, and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties, that actual results may differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable, the Company’s ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company’s systems; competitive factors in the Company’s business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the Company’s ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affect the cost of delivery of products; changes in existing law; the Company’s ability to effectively manufacture, market and distribute new products; the success of the Company’s operating plans; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to, Form 10-K for the year endedDecember 31, 2003.

LESCO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	Three Months Ended September 30, 2004
			Results
		(a)	Including	Three Months Ended
(Dollars in thousands, except per share data)	GAAP Results	Adjustments	Adjustments	September 30, 2003
Net sales	$152,655	$	$152,655	$147,721
Cost of product	(99,893)		(99,893)	(97,120)
Distribution cost	(12,106)		(12,106)	(11,891)

Gross profit on sales	40,656		40,656	38,710
Selling expense	(23,450)		(23,450)	(20,455)
General & administrative expense	(7,085)		(7,085)	(7,301)
Corporate relocation expense	(4,940)	4,940	—	—
Hurricane/flood expense	(1,350)	1,350	—	—
Merchant discounts and provision for doubtful accounts	(2,678)		(2,678)	(684)
Pre-opening expense	62		62	(130)
Other expense	(50)		(50)	(33)
Other income	94		94	192

Earnings before interest and taxes	1,259	6,290	7,549	10,299
Interest expense, net	(149)		(149)	(1,105)

Earnings before taxes	1,110	6,290	7,400	9,194
Income tax (provision) benefit:
Current	(1,919)	(2,453)	(4,372)	—
Deferred	1,486	—	1,486	(3,476)
Change in valuation allowance	433	(433)	—	—

	—	(2,886)	(2,886)	(3,476)
Net income	$1,110	$3,404	$4,514	$5,718

Earnings per share of common stock:
Diluted	$0.12	$0.38	$0.50	$0.66

Basic	$0.13	$0.39	$0.52	$0.67

Average number of common shares and common share equivalents outstanding
Diluted	9,001,687	9,001,687	9,001,687	8,629,016

Basic	8,704,694	8,704,694	8,704,694	8,526,914

LESCO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	Nine Months Ended September 30, 2004
			Results
		(a)	Including	Nine Months Ended
(Dollars in thousands, except per share data)	GAAP Results	Adjustments	Adjustments	September 30, 2003
Net sales	$436,888	$	$436,888	$414,731
Cost of product	(289,374)		(289,374)	(275,561)
Distribution cost	(36,205)		(36,205)	(37,144)

Gross profit on sales	111,309		111,309	102,026
Selling expense	(68,361)		(68,361)	(63,456)
General & administrative expense	(20,946)		(20,946)	(21,874)
Corporate relocation expense	(4,940)	4,940	—	—
Hurricane/flood expense	(1,350)	1,350	—	—
Merchant discounts and provision
for doubtful accounts	(6,859)		(6,859)	(2,425)
Pre-opening expense	(663)		(663)	(420)
Other expense	(242)		(242)	(637)
Other income	464		464	1,258

Earnings before interest and taxes	8,412	6,290	14,702	14,472
Interest expense, net	(703)		(703)	(3,683)

Earnings before taxes	7,709	6,290	13,999	10,789
Income tax (provision) benefit:
Current	(3,165)	(2,453)	(5,618)	—
Deferred	158	—	158	(4,080)
Change in valuation allowance	2,667	(2,667)	—	—

	(340)	(5,120)	(5,460)	(4,080)
Net income	$7,369	$1,170	$8,539	$6,709

Earnings per share of common stock:
Diluted	$0.82	$0.13	$0.95	$0.77

Basic	$0.85	$0.13	$0.98	$0.78

Average number of common shares and common share equivalents outstanding
Diluted	8,943,441	8,943,441	8,943,441	8,655,892

Basic	8,693,298	8,693,298	8,693,298	8,525,358

LESCO, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2004	September 30, 2003	December 31, 2003
(Dollars in thousands)	(unaudited)	(unaudited)	(audited)
CURRENT ASSETS:
Cash and cash equivalents	$8,007	$2,906	$7,505
Accounts receivable	14,306	81,569	19,278
Inventories	110,931	105,320	93,580
Deferred income taxes	—	3,269	—
Other	3,818	1,927	6,980

TOTAL CURRENT ASSETS	137,062	194,991	127,343
Property, plant and equipment, net	27,310	32,843	31,481
Other	2,245	5,285	2,541

	$166,617	$233,119	$161,365

CURRENT LIABILITIES:
Accounts payable	$63,484	$63,467	$53,874
Accrued liabilities	17,356	17,465	14,626
Revolving credit facility	—	57,860	15,513
Current portion of debt	—	1,096	28

TOTAL CURRENT LIABILITIES	80,840	139,888	84,041
Long-term debt	5,875	9,194	5,875
Deferred — other	555	129	179
SHAREHOLDERS’ EQUITY:
Preferred shares— without par value— 500,000 shares authorized; 1,713 shares issued and outstanding at September 30, 2003, liquidation value $1,000 per share	—	1,713	—
Common shares—without par value— 19,500,000 shares authorized; 8,704,694 shares issued and outstanding at September 30, 2004; 8,642,563 shares issued and 8,528,914 outstanding at September 30, 2003 and 8,668,914 shares issued and outstanding at December 31, 2003	871	864	867
Paid-in capital	34,970	34,938	34,619
Retained earnings	44,631	49,268	37,262
Unearned compensation	(1,125)	—	(1,478)
Accumulated other comprehensive loss	—	(920)	—
Less: Treasury shares, 113,649 at September 30, 2003	—	(1,955)	—

TOTAL SHAREHOLDERS’ EQUITY	79,347	83,908	71,270

	$166,617	$233,119	$161,365

LESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

	Nine Months Ended September 30,
(Dollars in thousands)	2004	2003
OPERATING ACTIVITIES:
Net income	$7,369	$6,709
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	5,536	5,740
Amortization of unearned compensation	492	—
Amortization of deferred financing fees and other	129	782
Loss on sale of assets	96	—
Deferred income taxes	—	(328)
Increase in accounts receivable	(974)	(15,403)
Provision for uncollectible accounts receivable	—	1,656
Decrease in current income tax	4,005	5,709
Increase in inventories	(17,351)	(18,483)
Increase in accounts payable	15,710	18,149
Increase (decrease) in other items	2,468	(5,339)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	17,480	(808)
INVESTING ACTIVITIES:
Proceeds on the sale of fixed assets	1,597	—
Purchase of property, plant and equipment	(3,096)	(4,645)

NET CASH USED IN INVESTING ACTIVITIES	(1,499)	(4,645)
FINANCING ACTIVITIES:
Sale of accounts receivable	5,946	—
(Decrease) increase in overdraft balances	(6,100)	6,879
Proceeds from borrowings	487,541	456,208
Reduction of borrowings	(503,082)	(456,485)
Exercised stock options, net of treasury shares	216	37

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(15,479)	6,639

Net change in cash and cash equivalents	502	1,186
Cash and cash equivalents — Beginning of the period	7,505	1,720

CASH AND CASH EQUIVALENTS — END OF THE PERIOD	$8,007	$2,906

Supplemental disclosure of cash flow information:
Interest paid, including letters of credit and unused facility fees	$(608)	$(3,687)

Income taxes refunded	$3,576	$69